EXHIBIT 4.16

FIRST PRIORITY NAVAL MORTGAGE

dated as of November 9, 2011

from

ISLAND BREEZE INTERNATIONAL,

as Owner

in favor of

________________________________

 as Mortgagee

FIRST PRIORITY NAVAL MORTGAGE

THIS FIRST PRIORITY NAVAL MORTGAGE, dated as of November 9, 2011 (this “Mortgage”), is made and given by ISLAND BREEZE INTERNATIONAL, an exempt company duly organized and existing under the laws of the Cayman Islands, with offices at P.O. Box 309 GT, Ugland House, Georgetown, Grand Cayman Island, Cayman Islands. (the “Owner”), to ___________________________ (the “Mortgagee”).

RECITALS

A. The Owner is the sole legal and beneficial owner of the whole of the Panamanian-flag vessel named ISLAND BREEZE, with provisional patente number 35375-PEXT, radio call sign 3EJF7, of 4593.00 gross tons, 2152.29 net tons, length 126.27 meters, width 17.00 meters, and depth 5.90 meters (the “Vessel”).

B. The Owner executed and delivered that certain Senior Secured Promissory Note, dated as of November 9, 2011 (as the same may be further amended, supplemented, restated, amended and restated, extended or otherwise modified from time to time, the “Note”), the form of which (without any exhibits) is attached hereto as Exhibit A and which is hereby specifically incorporated by reference in this Mortgage and made a part of this Mortgage, among each of the Owner and ISLAND BREEZE INTERNATIONAL, INC., a Delaware corporation, each as a maker of the Note (the “Companies” and each a “Company”), in favor of the Mortgagee, as the Note holder.  The Note has been executed and delivered pursuant to a Securities Purchase Agreement, dated as of November 9, 2011 (as the same may be further amended, supplemented, restated, amended and restated, extended or otherwise modified from time to time, the “Purchase Agreement”), by and among the Companies and the Mortgagee, the form of which (without any exhibits or schedules) is attached hereto as Exhibit B and which is hereby specifically incorporated by reference in this Mortgage and made a part of this Mortgage.

C. To secure the (i) repayment of each of the Note and the Put Payment (as such term is defined in the Purchase Agreement) and (ii) full and punctual performance of the terms and conditions contained in this Mortgage and the other Loan Documents (as such term is defined in Section 2 below), expressed or implied to be performed, observed and complied with by and on the part of the Owner (collectively with the repayment of each of the Note and the Put Payment (as such term is defined in the Purchase Agreement), the “Secured Obligations”), the Owner and Mortgagee have duly authorized the execution and delivery of this First Priority Naval Mortgage under and pursuant to Chapters V and VI, Title IV of Law No. 55 of August 6, 2008 and all other applicable laws of the Republic of Panama, as amended from time to time (the “Panamanian Maritime Laws”).

NOW, THEREFORE, THIS MORTGAGE WITNESSETH:

1. Mortgage.  In consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to secure the payment of the Secured Obligations and to secure the full and punctual performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage and the performance of and compliance with conditions of the other Loan Documents, the Owner has granted, conveyed and mortgaged, and by these presents does hereby grant, convey and mortgage, to and in favor of the Mortgagee the whole of the Vessel, together with (i) all of its boilers, engines, machinery, masts, rigging, boats, anchors, chains, cables, tackle, apparel, spare gear, fuel, consumable or other stores, equipment and all other appurtenances thereto appertaining or belonging and appropriated to the exclusive use of the Vessel, whether now owned or hereafter acquired, whether on board or not, (ii) all additions, improvements and replacements hereafter made in or to the Vessel, or any part thereof, or in or to the stores, equipment and appurtenances aforesaid except such equipment and stores that, when placed aboard the Vessel, do not become the property of the Owner and leased equipment not belonging to the Owner, (iii) all Earnings, and (iv) all logs, books and records pertaining to the use, operation and employment of the Vessel;

TO HAVE AND TO HOLD the same unto the Mortgagee, its successors and permitted assigns, forever, upon the terms set forth in this Mortgage for the enforcement of the payment of the Note, the Put Payment and the other Secured Obligations and to secure the performance and observance of and compliance with the covenants, terms and conditions contained in this Mortgage and the other Loan Documents;

PROVIDED, HOWEVER, and the conditions of these presents are such that, if the Owner, or its successors or assigns, shall pay or cause to be paid to the Mortgagee or to its successors and assigns, the Note, the Put Payment and the other Secured Obligations as and when the same shall become due and payable (other than indemnification obligations and other similar contingent obligations that survive the termination of the Note and that are not yet due and payable at such time) in accordance with the terms of this Mortgage and the other Loan Documents (or any other agreement entered into pursuant to the terms thereof or hereof) and shall perform, observe and comply with each and all of the covenants, terms and conditions contained in this Mortgage and the other Loan Documents, expressed or implied, to be performed, observed or complied with by and on the part of the Owner or its successors or assigns, all without delay and according to the true intent and meaning hereof and thereof, then, these presents and the rights of the Mortgagee under this Mortgage shall cease and terminate and the security interest created hereby shall be released and, in such event, at the expense of the Owner, the Mortgagee agrees to execute and deliver to the Owner and record, if appropriate, (at the Owner’s sole cost and expense) all such documents and instruments as the Owner may reasonably request to release and discharge this Mortgage as satisfied under the laws of the Republic of Panama or to acknowledge or evidence the same; otherwise this Mortgage shall be and remain in full force and effect; PROVIDED FURTHER, HOWEVER, that payment of the Put Payment as a condition to the release of this Mortgage shall only be required if a notice of the exercise of the Mortgagee’s right to receive the Put Payment has been issued by the Mortgagee under Section 3.1 of the Purchase Agreement.

  It is declared and hereby agreed that the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment of the Note, the Put Payment and the Secured Obligations.

2. Definitions.  Capitalized terms used herein (including in the recitals hereto) and not otherwise defined shall have the meanings given such terms in the Note and such definitions are hereby specifically incorporated by reference herein and made a part hereof.  In this Mortgage, unless the context otherwise requires:

(a) “Earnings” means all moneys whatsoever due or to become due to or for the account of the Owner at any time arising out of any charter, lease, or other contract of employment of the Vessel or any other use or operation of the Vessel, including, but not limited to, all earnings, income, profits, freights, subfreights (to the extent of the Owner’s interest, if any, therein), hire and passage moneys, compensation payable to the Owner in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charter, lease, refurbishment contract, or other contract of employment or use or operation of, or otherwise relating to, the Vessel and all sums receivable under the Insurances in respect of loss of Earnings (as defined herein);

(b) “Insurances” means all policies and contracts of insurance and all entries of the Vessel in a protection and indemnity or war risks association or club that are from time to time taken out or entered into in respect of the Vessel or its Earnings or otherwise howsoever in connection with the Vessel or its Earnings;

(c) “Loan Documents” means this Mortgage, the Note, the Purchase Agreement, an Assignment of Insurances made by the Owner in favor of the Mortgagee, as assignee and dated as of the date hereof, and an Assignment of Earnings and Maritime Contracts, made by the Owner in favor of the Mortgagee, as assignee and dated as of the date hereof;

(d) “Permitted Maritime Liens” means

(i) Liens for crews’ wages (including the wages of the master of the Vessel) that are discharged in the ordinary course of business and have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Owner and the Owner shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(ii) Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the Owner, the master of the Vessel or a charterer or lessee of the Vessel, which in each case have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Owner and the Owner shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(iii) Liens arising by operation of law arising in the ordinary course of business in operating the Vessel (other than those referred to in (i) and (ii) above), which in each case have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Owner, and the Owner shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss; provided that any such Lien shall be permitted only to the extent it is subordinate to the Lien of this Mortgage;

(iv) Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the Owner with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the Owner, and the Owner shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Vessel to sale, forfeiture or loss;

(v) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles);

(vi) Liens for charters or subcharters or leases or subleases permitted under this Mortgage; provided that any such Lien shall be permitted only to the extent it is subordinate to the Lien of this Mortgage; and

(vii) the Lien of this Mortgage.

(e) “Requisition Compensation” means all moneys or other compensation payable by reason of requisition for title or other compulsory acquisition of the Vessel other than by requisition for hire; and

(f) “Total Loss” means the occurrence of any one or more of the following:  (a) the actual or constructive total loss or compromised, agreed or arranged total loss of the Vessel; (b) the loss, theft or destruction of the Vessel or damage thereto to such extent as shall make repair thereof uneconomical or shall render the Vessel permanently unfit for normal use for any reason whatsoever; (c) the requisition of title to or other compulsory acquisition of the Vessel (otherwise than by requisition for hire); or (d) the capture, seizure, arrest or detention of the Vessel by any Governmental Authority or by persons acting or purporting to act on behalf of any Governmental Authority (as established to the reasonable satisfaction of the Mortgagee), unless the Vessel shall be released from such capture, seizure, arrest or detention within one month after such occurrence but in all events prior to the Maturity Date.

3. Representations and Warranties.  In addition to the representations and warranties provided in the other Loan Documents, the Owner hereby represents and warrants that:

(a) it is an exempt company duly organized, validly existing and in good standing under the laws of the Cayman Islands, has the requisite power and authority to carry on its business as now conducted and as contemplated by the Loan Documents to which it is a party, and is duly authorized and qualified to register the Vessel in its name as owner thereof under the flag of the Republic of Panama;

(b) it has good and valid rights in and title to the whole of the Vessel, and the Vessel is duly registered in the name of the Owner under the laws and flag of the Republic of Panama;

(c) the Vessel is in the absolute and unencumbered ownership of the Owner except for Permitted Maritime Liens;

(d) there are no taxes payable by it or the Mortgagee imposed by the Cayman Islands or the Republic of Panama or any political subdivisions thereof in connection with the execution and delivery by the Owner or the Mortgagee of this Mortgage;

(e) all consents, licenses, approvals and authorizations (including any approvals of the Cayman Islands and the Republic of Panama) required as of the date hereof for the entry into, performance, validity and enforceability of, this Mortgage have been duly obtained and are in full force and effect; and

(f) as of the date hereof, except for the filing and recordation of this Mortgage at Public Registry of Vessels of the Panama Maritime Authority (the “Public Registry of Vessels”), it is not necessary for the legality, validity, enforceability or admissibility in evidence of this Mortgage that it be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction, except for the recording fee payable to the Public Registry of Vessels.

4. Insurance Covenants.  The Owner hereby covenants and agrees to comply with the following insurance requirements:

(a) At no expense to the Mortgagee (as the mortgagee and not in any other capacity) the Owner shall insure and keep the Vessel insured against the risks prescribed below, in addition to such other risks that the Mortgagee may reasonably request from time to time:

(i) On the date of this Mortgage and for so long as the Vessel is laid up in Greek waters, port risks hull and machinery insurance as per Institute Time Clauses Hulls-Port risks CL 311, but exclusions for earthquake, malicious damage, and strikes are to be deleted.  Such port risks hull and machinery insurance shall include protection and indemnity cover per Port Risks Clauses (excluding cargo cover and crew liability cover) and shall be extended to include Terrorism, Strikes, War and Protection and Indemnity War and Strikes Clauses, all as per the Time Institute Clauses.  All insurance required under this Section 4(a)(i) shall be maintained in an amount equal at all times to not less than US$10,000,000 and may provide for a deductible amount of up to US$250,000 with respect to any one accident, occurrence or event; provided that any deductibles shall not apply to a Total Loss, which shall be payable in full.  In addition, all insurance required under this Section 4(a)(i) shall contain an endorsement that reflects the Vessel’s class status as “class suspended – laid up” and that coverage under such insurance continues.

(ii) Prior to any movement of the Vessel (including non-commercial operation under its own power) and during any period that the Vessel is in tow, hull and machinery insurance per the (London) Institute Voyage Clauses-Hulls, CL 285-95, Institute Protection and Indemnity Clauses Hulls-Time (CL 344), excluding cargo and crew liability cover.  Such insurance coverage shall include Malicious Acts, Terrorism, Strikes, War and Protection and Indemnity War and Strikes Clauses, all as per Institute Clauses, and shall have such other terms and conditions as may be as may be approved by the Mortgagee in its reasonable discretion.  All insurance required under this Section 4(a)(ii) shall be maintained in an amount equal at all times to not less than US$10,000,000 and may provide for a deductible amount of up to US$250,000 with respect to any one accident, occurrence or event; provided that any deductibles shall not apply to a Total Loss, which shall be payable in full.  In addition, all insurance required under this Section 4(a)(ii) shall contain an endorsement that reflects the Vessel’s class status as “class suspended – laid up” and that coverage under such insurance continues.

(iii) Prior to the placement of the Vessel in a shipyard or dock for any refurbishment work, builders’ risks Insurance per the Institute Clauses for Builders’ Risks CL 351 (1/6/88), including Earthquake, Malicious Acts and Protection and Indemnity, and excluding cargo and crew liability cover.  Such builder’s risk insurance coverage to be extended to include Terrorism, Strikes, War and Protection and Indemnity War and Strikes Clauses, all as per Institute Clauses, and shall have such other terms and conditions as may be approved by the Mortgagee in its reasonable discretion.  All insurance required under this Section 4(a)(iii) shall be maintained in an amount equal at all times to not less than US$10,000,000 and may provide for a deductible amount of up to US$250,000 (or such other amount approved in writing by the Mortgagee), with respect to any one accident, occurrence or event; provided that any deductibles shall not apply to a Total Loss, which shall be payable in full. In addition, all insurance required under this Section 4(a)(iii) shall contain an endorsement that reflects the Vessel’s class status as “class suspended – laid up” and that coverage under such insurance continues.

(iv) During the period prior to the commencement of any commercial operations by the Vessel, crew liability insurance on such terms and conditions as may be approved by the Mortgagee in its reasonable discretion. The crew liability insurance required under this Section 4(a)(iv) shall provide coverage for each accident, occurrence or event in an amount to be approved by the Mortgagee from time to time based on the number of crew members at such time and may provide for a deductible amount of (A) for personal injury or death claims, US$35,000 per any one accident, occurrence or event with respect to the Vessel’s crew, and (B) for other claims, US$50,000 per any one accident, occurrence or event.  In addition, all insurance required under this Section 4(a)(iv) shall contain an endorsement that reflects the Vessel’s class status as “class suspended – laid up” and that coverage under such insurance continues.  The crew liability insurance required under this Section 4(a)(iv) shall be for two (2) crew members on the date hereof.  Prior to hiring of any additional crew members, the Owner shall propose to the Mortgagee at least five (5) Business Days prior to hiring such additional crew members the increased amount of crew liability insurance required under this Section 4(a)(iv) to cover such additional crew members, which shall be reviewed and approved by the Mortgagee in its reasonable discretion.  Thereafter, the Owner shall provide evidence of such increase in coverage to the Mortgagee, which shall take effect prior to the Owner’s hiring such crew members.

(v) As a condition to the commencement of any commercial operations by the Vessel, navigating risk hull and machinery insurance per the American Institute Hull Clauses (June 2, 1977) or equivalent, and war risk insurance as per American Hull Insurance Syndicate Hull War Risks and Strikes Clause, Terrorism Included (T.I.N.) (March 19, 2002) form of policy or equivalent.  Such navigating risk hull and machinery insurance shall be maintained in the broadest forms substantially equivalent to the coverage carried by prudent shipowners for similar vessels engaged in similar trades to the Vessel.  All insurance required under this Section 4(a)(v) shall be maintained in an amount equal at all times to not less than US$10,000,000, which shall be subject to increase to reflect the fair market value of the Vessel following completion of the refurbishment of the Vessel, and may provide for a deductible amount of up to US$250,000 with respect to any one accident, occurrence or event; provided that any deductibles shall not apply to a Total Loss, which shall be payable in full.

(vi) As a condition to the commencement of any commercial operations by the Vessel, marine and war risk, full form protection and indemnity insurance as per American Institute of Marine Underwriters Protection and Indemnity Clauses Form SP-23 (Revised 1/56) or equivalent, with war protection and indemnity as per the American Hull Insurance Syndicate War Risks Protection and Indemnity Clauses Form SP-22B (January 18, 1970) or equivalent extended to include claims for loss, damage or expense caused by or resulting from any terrorist or any person acting maliciously or from a political motive.  The protection and indemnity insurance required under this Section 4(a)(vi) and shall provide coverage for each accident, occurrence or event of not less than US$50,000,000.  The maximum deductible permitted under such protection and indemnity coverage shall be (X) for personal injury or death claims, US$35,000 per any one accident, occurrence or event with respect to the Vessel’s crew and US$25,000 per any one accident, occurrence or event with respect to other persons, and (Y) for other claims, US$50,000 per any one accident, occurrence or event.

(vii) The protection and indemnity insurance required under Sections 4(a)(i), (ii), (iii) and (vi) shall be maintained in the broadest forms generally available in the European markets, shall include a cross liability endorsement, if obtainable.

(viii) Pollution risk insurance (including Water Quality Insurance Syndicate coverage or equivalent pollution policy) in a coverage amount equal to the greater of US$5,000,000 or the amount required by applicable law; provided, however, that such insurance shall not be required until the commencement of commercial operations by the Vessel (unless sooner required by the laws applicable to the Vessel in her then current waters), or until the Vessel enters the territorial waters of the United States of America.

(ix) If not covered by the protection and indemnity policy required under Section 4(a)(vi) or by entry in a P&I club, passenger, liquor, premises, and crew liability insurance (and to the extent that the Vessel transports any cargo, cargo liability insurance) under forms of policies at least equivalent to the coverage carried by prudent shipowners for similar vessels engaged in similar trades as the Vessel; provided, however, that insurance relating to passengers, liquor, premises and cargo liabilities shall not be required until the commencement of commercial operations by the Vessel.  Any such separate passenger, liquor, premises and cargo liability insurance shall be in an amount for each accident, occurrence or event of not less than US$50,000,000 and may provide for a deductible amount of up to US$25,000 per any one accident, occurrence or event;

(x) Workmen’s compensation, longshoremen’s and harbor worker’s insurance with such coverages and in such amounts as shall be required by applicable law; provided, however, that such insurance shall not be required until the commencement of commercial operations by the Vessel (unless sooner required by the laws applicable to the Vessel in her then current waters), or until the Vessel enters the territorial waters of the United States of America;

(xi) Breach of warranty or mortgagee’s interest insurance (including extended mortgagee’s interest-additional perils (pollution) risks cover) in an amount equal to U.S.$4,000,000; and

(xii) Such other Insurances in such amounts and against such risks arising from or connected with the ownership or operation of the Vessel as from time to time may be commonly insured against by prudent shipowners for similar vessels engaged in similar trades as the Vessel and may be reasonably required by the Mortgagee, and such other Insurances as may at the time be required by applicable law.

(b) All Insurances required under this Section 4 shall be placed and kept with insurers or underwriters of recognized standing having a minimum rating of A-, Financial Size Category VIII (or equivalent category size rated (i.e., US$100,000,000 to US$250,000,000 in policy holder surplus), by A.M. Best or a minimum rating of A by Fitch, Inc. or Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.), or Underwriter’s at Lloyd’s of London or such other insurers and underwriters as are reasonably satisfactory to the Mortgagee; provided, however, that the protection and indemnity cover may be through membership in one of the International Group of P&I Clubs.  If the rating of any insurer or underwriter is or falls below the rating required by the immediately preceding sentence (whether on initial placement, renewal or otherwise), unless the Mortgagee shall consent otherwise (and the Mortgagee agrees promptly to respond to any written request for such consent), the Owner shall replace such insurer or underwriter with an insurer or underwriter that meets or exceeds such rating requirement not later than thirty (30) days after such required rating is no longer met.

(c) (i)  All Insurances (except for workmen’s compensation insurance) required to be taken out and maintained pursuant to the terms of this Mortgage shall name the Mortgagee, the Owner, and any permitted charterer of the Vessel (except any breach of warranty or mortgagee’s interest insurance (including extended mortgagee’s interest-additional perils (pollution) risks cover), which shall be solely in the name of the Mortgagee) as named insured or additional named insured (provided, however, that in the case of Insurances pursuant to Sections 4(a)(iv), (vi), (viii), (ix) and (x), the Mortgagee shall be named only as a co-assured for claims that are more properly the responsibility of the named assured(s)), and the policies or certificates of insurance shall provide that there shall be no recourse against the Mortgagee for the payment of any premiums, commissions, club calls, assessments or advances.

(ii) Each policy in respect of the Insurances required by Section 4(a) shall contain a waiver of subrogation with respect to the Mortgagee and its assigns.  All such policies shall provide that they are primary insurance with respect to any insurance carried by the Mortgagee or its assigns without any right of contribution with respect to any insurance carried by or on behalf of the Mortgagee and that any “Other Insurance Clause” contained in the Owner’s Insurances shall be inoperative as to the Mortgagee and its assigns.  In addition, no policy shall contain any provision under which the Owner is a co-insurer, but all polices may provide for deductibles in accordance with the terms of this Section 4.

(d) The marine insurance broker arranging the Insurances shall provide the Mortgagee with (i) at least ten (10) Business Days’ written notice prior to the cancellation, modification or non-renewal of the Insurances carried pursuant to Section 4(a) (other than war risk insurance) by reason of nonpayment of premium (giving the Mortgagee the right to cure defaults in the payment of premiums), and (ii) written notice of any proposed or actual cancellation, modification or non-renewal of the Insurances carried pursuant to Section 4(a) (other than war risk insurance) for any other reason, such notice to be provided to the Mortgagee immediately after the marine insurance broker learns thereof from any source.  Each war risk insurance policy carried pursuant to Section 4(a) shall provide for not less than seven (7) days’ prior written notice of cancellation, modification or non-renewal thereof by the insurer or underwriter to the Owner’s marine insurance broker, who shall immediately provide such notice to the Mortgagee.  The Owner shall deliver to the Mortgagee, prior to the cancellation, modification or non-renewal of any such policy of Insurances, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Mortgagee), together with evidence reasonably satisfactory to the Mortgagee of payment of the premium therefor.

(e) The Owner irrevocably makes, constitutes and appoints the Mortgagee as the Owner’s true and lawful agent and attorney-in-fact (which appointment is coupled with an interest) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of the Vessel under the Insurances, endorsing the name of the Owner on any check, draft, instrument or other item of payment for the proceeds of such Insurances and for making all determinations and decisions with respect thereto.  In the event that the Owner at any time or times shall fail to obtain or maintain any of the Insurances required hereby or to pay any premium in whole or in part relating thereto by the due date thereof, the Mortgagee may, but shall have no obligation to, without waiving or releasing any obligation or liability of the Owner hereunder or an Event of Default, in its sole discretion, obtain and maintain such Insurances as are required hereby and pay such premium and take any other commercially reasonable actions with respect thereto as the Mortgagee deems necessary to insure the Vessel and to collect on such Insurances.  All sums disbursed by the Mortgagee in connection with this Section 4(e), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within thirty (30) days after receipt of a reasonably detailed written invoice therefor, by the Owner to the Mortgagee and shall be additional Secured Obligations, and the Owner shall reimburse the Mortgagee, with interest at a rate per annum equal to the default rate under Section 1.2 of the Note (such rate, the “Default Rate”), for any and all expenditures that the Mortgagee may from time to time make in connection with this Section 4(e).

(f) All policies of the Insurances required to be taken out and maintained pursuant to the terms of this Mortgage or other evidence thereof (except for any mortgagee’s interest insurance (breach of warranty coverage) requested by the Mortgagee) shall provide that losses thereunder shall be payable, until this Mortgage shall have been discharged, to the Mortgagee for application pursuant to Section 8 of this Mortgage; provided, however, that the policies of such Insurances or other evidence thereof shall provide that:

(i) In the case of hull and machinery insurance required to be carried pursuant to Section 4(a)(i):

a. upon the occurrence and continuance of an Event of Default, all insurance payments of any kind or nature whatsoever and other compensation therefor shall be paid to the Mortgagee for application in accordance with Section 8 of this Mortgage;

b. upon the occurrence of a Total Loss, all insurance payments of any kind or nature whatsoever and other compensation therefor shall be paid to the Mortgagee for application in accordance with Section 8 of this Mortgage; and

c. so long as no Event of Default has occurred and is continuing, upon the occurrence of an accident, occurrence or event involving any damage to the Vessel not (x) constituting a Total Loss or (y) resulting in liability to persons other than the Owner, a named assured, or any permitted charterer, the insurers or underwriters may pay directly for the repair, salvage, liability or other charges involved, or directly to the Owner, or other named assured, or any permitted charterer, as the case may be, if such person shall have first fully repaired the damage and paid the cost thereof or discharged the liability or paid all of the salvage or other charges involved and the insurers or underwriters shall have received evidence that such repair and payment has been made or will be paid simultaneously with the payment by the insurers or underwriters, then the insurers or underwriters may pay such person as reimbursement therefor and may pay any remaining balance of such insurance proceeds to the Owner; provided, however, that if such damage involves a loss in excess of US$25,000 with respect to any one accident, occurrence or event for the loss and other charges involved, the insurers or underwriters shall not make such payment without first obtaining the prior written consent thereto of the Mortgagee.  If there is an existing Event of Default, no payment shall be made to the Owner and all such payments received and retained by the Mortgagee hereunder shall be applied by the Mortgagee, at its option, (I) in accordance with Section 8 hereof, or (II) for the purposes stated in this Section 4(f)(i)c, with the balance, if any, applied in accordance with Section 8 hereof;

(ii) In the case of protection and indemnity insurance carried pursuant to Sections 4(a)(ii) and (iii):

a. the insurer may make payments in discharge of any bonds or guarantees issued in favor of persons other than the Owner, and further may make payments directly to such persons in discharge of claims against the Owner, if the Owner shall not have incurred the loss, damage or expense in question (whether or not an Event of Default or default then exists); and

b. the insurer may make payments to the Owner or any permitted charterer, as the case may be, in respect of any liability, loss, damage or expense incurred or paid by the Owner or such permitted charterer in reimbursement for such liability, loss, damage or expense except that if an Event of Default has occurred and is continuing and the insurer has received written notice thereof from the Mortgagee, all payments otherwise payable to the Owner shall be made to the Mortgagee for application in accordance with Section 8 of this Mortgage.

(g) In the event that a claim is made against the Vessel for any loss, damage or expense that is covered by insurance and it is necessary for the Owner to obtain a bond or to supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim, the Mortgagee, on written request of the Owner, shall assign to any person executing a surety or guaranty bond or other agreement to save or release the Vessel from such arrest all right, title and interest of the Mortgagee in and to such insurance proceeds covering such loss, damage or expense up to the amount of such bond or agreement as collateral security to indemnify such person against liability under such bond or other agreement.

(h) The Owner shall have the duty and responsibility to make, or cause to be made, all proofs of loss and take any and all other steps necessary to effect collections from underwriters for any loss under any Insurances carried pursuant to Section 4(a).

(i) On the date hereof, or in the case of insurances required under Sections 4(a)(ii) and (iii) only, on the date such insurances become effective, and on the anniversary date of this Mortgage each year hereafter, the Owner shall deliver to the Mortgagee with respect to the Insurances required at such date under Section 4(a) copies of (i) certificates of insurance or cover notes, (ii) policies or binders of insurance, (iii) letters of undertaking, if any, and (iv) a detailed report signed by independent marine insurance brokers designated by the Owner or any permitted charterer or lessee and satisfactory to the Mortgagee describing the Insurances carried on or with respect to the Vessel and its operation and stating, in effect, that such insurance complies in all material respects with the applicable requirements of this Section 4.  Such report shall also state that, in the opinion of such insurance broker, the forms of policies or other evidence of such Insurances and the amounts of Insurances and other terms are (x) not materially less than what is reasonably necessary for the protection of the interests of the Mortgagee and (y) are customary at the time for vessels of similar size, type, trade, operation, cargo and number of passengers.  In addition, such report shall set forth any recommendations such insurance broker may have for additional or reduced insurance which prudent shipowners or operators of vessels of similar size, type, trade, operation, cargo and number of passengers are then carrying.  Such report shall further state that, in the opinion of such independent insurance broker, all Insurances carried pursuant to Section 4(a) is underwritten by insurance companies, underwriters’ associations or underwriting funds or covered by enrollment with such P&I clubs that should be reasonably satisfactory to the Mortgagee.

(j) The Owner shall use commercially reasonable efforts to cause such independent insurance broker to agree (i) to advise the Mortgagee promptly of any default in the payment of any premium, commission, club call, assessment or advance required (whether for new insurance or for insurance replacing, renewing or extending existing insurance) and of any other act, omission or event of which such independent insurance broker has knowledge and which in its sole judgment (A) might invalidate or render unenforceable, or cause the cancellation or lapse or prevent the renewal or extension of, in whole or in part, any Insurances carried pursuant to Section 4(a), (B) has resulted or might result in any material modification of the terms of any such Insurances, or (C) has or might result in any such Insurances not being in compliance with the applicable requirements of this Section 4, and (ii) to furnish the Mortgagee from time to time, upon request, detailed information with respect to any of the Insurances carried on or with respect to the Vessel or the operation thereof.

(k) The Owner shall not declare or agree upon a compromised, constructive, arranged or agreed Total Loss of the Vessel without the prior written consent of the Mortgagee.

(l) The Owner agrees that it will not do any act or voluntarily suffer or permit any act to be done whereby any Insurances shall or may be suspended, impaired or defeated and will not suffer or permit the Vessel to engage in any voyage or to carry out any operations not permitted under the insurance policies in effect without first covering the Vessel to the amount herein provided for such voyage or such operations.

5. Vessel Covenants.  The Owner hereby covenants and agrees to comply with any and all covenants relating to the Vessel contained in the other Loan Documents, and covenants and undertakes at all times:

(a) to warrant and defend the title and possession of the Vessel and of every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever;

(b) to remain authorized to register the Vessel in its name under the laws and flag of the Republic of Panama, so long as this Mortgage is in effect, and to give evidence thereof to the Mortgagee upon its reasonable request;

(c) to (i) keep the Vessel duly and validly registered under the laws and flag of the Republic of Panama and to do or suffer to be done nothing whereby such registration may be suspended, forfeited or canceled, and (ii) provide the Mortgagee at least seven (7) Business Days prior to the expiration of the then current provisional registration of the Vessel under the Panamanian flag written evidence that such registration has been extended or renewed for an additional three (3) month period from the then current provisional registration period;

(d) to not transfer or change, or permit to be transferred or changed, the flag or hailing port of the Vessel;

(e) to assign and provide that any Requisition Compensation is applied in accordance with the Note;

(f) to keep and to cause the Vessel to be kept free and clear of all Liens (except in favor of the Mortgagee) other than Permitted Maritime Liens, and not to pledge, charge, assign or otherwise encumber the Insurances or Earnings of the Vessel in favor of any person other than the Mortgagee, or to suffer the creation of any such pledge, charge, assignment or encumbrance as aforesaid to or in favor of any person other than the Mortgagee;

(g) to pay to the Mortgagee on demand all moneys (including, but not limited to, reasonable, documented, out-of-pocket fees of counsel), with interest thereon at the Default Rate, that the Mortgagee shall or may reasonably expend, be put to or become liable for which arise from the protection, maintenance or enforcement of the security created by this Mortgage or arise from the reasonable exercise by the Mortgagee of any of the powers vested in it hereunder;

(h) to comply with and satisfy all the requisites and formalities established by the laws of the Republic of Panama necessary to establish and maintain this Mortgage as a legal, valid, binding and enforceable “first priority naval mortgage” under the Panamanian Maritime Laws upon the Vessel and upon all renewals, improvements and replacements made in or to the same, and to furnish to the Mortgagee from time to time such evidence as the Mortgagee may reasonably request so that it may be satisfied with respect to the compliance by the Owner with the provisions of this Section 5(h);

(i) if a libel or complaint be filed against the Vessel or the Vessel shall be attached, levied upon or taken into custody by virtue of any legal proceeding in any court, to promptly notify the Mortgagee by telecopy, confirmed by letter, and, within fifteen (15) days after the Owner receives notice of such event, to cause the Vessel to be released and all Liens thereon, other than this Mortgage and Permitted Maritime Liens, to be discharged and to promptly notify the Mortgagee thereof in the manner aforesaid; and to notify the Mortgagee within two (2) Business Days of any average or salvage incurred by the Vessel;

(j) to obtain, before the Vessel is put into possession of any shipyard for the purpose of any modifications or refurbishment to the Vessel, evidence of the insurances required under Sections 4(a)(vii) and (viii) and:  (i) the written consent of the Mortgagee, which shall not be unreasonably withheld, conditioned or delayed; or (ii) to provide evidence that any Liens that any such shipyard may have on the Vessel shall be subordinate and subject to the Lien of this Mortgage, and, in the case of any modification or refurbishment contracts to satisfy the requirements of Section 3.30(h) of the Purchase Agreement;

(k) not to sell, mortgage, transfer, charter, lease or change the management of the Vessel, in each case, without the prior written consent of the Mortgagee; and

(l) to place, and at all times and places to retain, a properly certified copy of this Mortgage on board the Vessel and to cause such certified copy and the Vessel’s marine documents to be exhibited to any and all persons having business therewith that could reasonably be expected to give rise to any Lien thereon and to any representatives of the Mortgagee; and to place and keep prominently displayed in the chart room and in the Master’s cabin of the Vessel a framed printed notice reading as follows:

NOTICE OF MORTGAGE

THIS VESSEL IS OWNED BY ISLAND BREEZE INTERNATIONAL (THE “OWNER”) AND IS COVERED BY A FIRST PRIORITY NAVAL MORTGAGE, DATED AS OF NOVEMBER 9, 2011, GIVEN BY THE OWNER IN FAVOR OF _______________ UNDER AUTHORITY OF CHAPTERS V AND VI, TITLE IV OF LAW NO. 55 OF AUGUST 6, 2008 AND OTHER APPLICABLE LAWS OF THE REPUBLIC OF PANAMA, AS AMENDED.  UNDER THE TERMS OF SAID MORTGAGE, NEITHER THE OWNER, ANY CHARTERER, THE MASTER OF THIS VESSEL NOR ANY OTHER PERSON HAS ANY RIGHT, POWER OR AUTHORITY TO CREATE, INCUR OR PERMIT TO BE PLACED OR IMPOSED UPON THIS VESSEL ANY LIEN WHATSOEVER OTHER THAN THE LIEN OF THE AFORESAID MORTGAGE AND LIENS FOR CURRENT CREW WAGES, WAGES OF STEVEDORES WHEN EMPLOYED DIRECTLY BY OWNER, MASTER, CHARTERER OR LESSEE OF THE VESSEL, GENERAL AVERAGE AND SALVAGE, AND CERTAIN OTHER LIENS PERMITTED AND SPECIFIED IN THE AFORESAID MORTGAGE.

Such notice shall be changed as necessary to reflect the identity of any successor to or assignee of the Mortgagee.

6. Vessel Inspections;  Classification Society.

(a) The Owner will without cost or expense to the Mortgagee within thirty (30) days of the date hereof, irrevocably and unconditionally instruct and authorize the classification society of the Vessel, and shall request the classification society to give an undertaking to the Mortgagee as follows, provided that no Event of Default shall result hereunder from the classification society’s refusal to honor such request:

1.           to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original class records held by the classification society relating to each Vessel;

2.           to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Vessel at the offices of the classification society and to take copies of them;

3.           following receipt of a written request from the Mortgagee:

(i)           to advise of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Vessel’s class under the rules or terms and conditions of the Owner’s or the Vessel’s membership in the classification society;

(ii)           to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; and

(iii)           if the Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

(b) Notwithstanding the above instructions and undertaking given for the benefit of the Mortgagee, the Owner shall continue to be responsible to the classification society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the classification society, and nothing herein or therein shall be construed as imposing any obligation or liability of the Mortgagee to the classification society in respect thereof.

(c) The Owner shall further notify the classification society that all the foregoing instructions and authorizations shall remain in full force and effect until revoked or modified by written notice to the classification society received from the Mortgagee, and that the Owner shall reimburse the classification society for all its customary and reasonable costs and expenses incurred in complying with the foregoing instructions.

(d) The Owner agrees to give the Mortgagee at least ten (10) days written notice of the actual date and place of any survey or drydocking, in order that the Mortgagee may have representatives present if desired.

(e) The Owner shall promptly notify, in writing, the Mortgagee of and furnish the Mortgagee with full information, including copies of reports and surveys, regarding any material accident or accident involving repairs where the aggregate cost is likely to exceed One Million United States Dollars (US$1,000,000) (or its equivalent in another currency), any major damage to a Vessel, any event affecting a Vessel’s class, or any occurrence in consequence whereof a Vessel has become or is likely to suffer a Total Loss.

(f) The Mortgagee shall have the right at any time at the cost and expense of the Owner, on reasonable prior written notice, to have a surveyor conduct inspections and surveys of the Vessels to ascertain the condition of the Vessels and to satisfy itself that the Vessels are being properly repaired and maintained.  Such inspections and surveys shall be conducted at such times and in such manner as will not interfere with the Owner’s normal business operations and schedule, and shall not occur more frequently than once in any twelve (12) month period, with the first such inspection and survey not to occur before one year after the date hereof, unless an Event of Default shall have occurred and be continuing.

(g) The Owner shall at all reasonable times afford the Mortgagee or its authorized representatives, upon reasonable advance notice to the Owner, full and complete access to the Vessel for the purpose of inspecting the Vessel and her cargo (to the extent permitted by applicable law) and papers, including without limitation all material records pertaining to the Vessels’ maintenance and repair; provided, however, that such inspections shall be conducted at such times and in such manner as will not interfere with the Owner’s normal business operations and schedule, and shall not occur more frequently than once in any twelve (12) month period unless an Event of Default shall have occurred and be continuing and, at the written request of the Mortgagee, the Owner will deliver for inspection copies of any and all material contracts and documents relating to the Vessel, whether on board or not, at the cost and expense of the Owner.

7. Events of Default; Remedies.

(a) The occurrence of the following shall constitute a “Mortgage Default”:   any default in the due and punctual observance and performance of any of the material provisions of Section 4 hereof or any of the provisions of Sections 5(b), (c), (d), (h), (i), and (k) hereof shall have occurred and be continuing.

(b) If any Event of Default (as defined in the Note) shall have occurred and remain uncured, the Mortgagee may do any or all of the following (provided, however, notwithstanding any other provision herein to the contrary, except to the extent permitted by law, no sale, transfer or other disposition of the Vessel or any interest therein may be made in violation of the Panamanian Maritime Laws):

(i) demand payment of the Note and the Put Payment and any other outstanding Secured Obligation, by written notice to the Owner, whereupon such payment by the Owner to the Mortgagee shall be immediately due and payable without prejudice to any other rights and remedies of the Mortgagee;

(ii) at any time and as often as may be necessary, take any action to protect the security created by this Mortgage and each and every expense or liability (including reasonable fees and expenses of counsel) so incurred by the Mortgagee in the protection of such security shall be repayable to the Mortgagee by the Owner on demand, together with interest thereon at the Default Rate from the date on which such expense or liability was incurred by the Mortgagee until full payment is received.  The Owner promptly shall execute and deliver, or cause to be executed and delivered, to the Mortgagee such documents, if any, and shall promptly do and perform such acts, if any, as in the reasonable opinion of the Mortgagee or its counsel are necessary or advisable to facilitate or expedite the protection, maintenance and enforcement of the security created by this Mortgage;

(iii) exercise all the rights and remedies in foreclosure and otherwise provided to mortgagees by any applicable law, including the provisions of the Panamanian Maritime Laws or other applicable law, including the law of any jurisdiction where any Vessel may be found;

(iv) take possession of the Vessel, whether actually or constructively and/or otherwise to take control of the Vessel, wherever it may be, without prior demand and without legal process (when permissible under applicable law) and cause the Owner of the Vessel forthwith upon demand of the Mortgagee to surrender possession thereof to the Mortgagee as demanded and the Mortgagee may, without being responsible for loss or damage (except to the extent such loss or damage are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence, bad faith or willful misconduct of the Mortgagee), hold, lay up, stack, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of the Vessel or in respect of any insurance thereon from any person whomsoever, accounting for only the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof by court proceedings or pursuant to any following subsections, all costs, expenses, charges, damages, or losses by reason of such use; provided, however, that the Mortgagee shall be obligated to provide the Owner only with a final accounting; and if at any time the Mortgagee shall avail itself of the right herein given it to take the Vessel, the Mortgagee shall have the right to dock the Vessel, for a reasonable time at any dock, pier or other premises of the Owner without charge, or to dock the Vessel at any other place at the cost and expense of the Owner;

(v) require that all policies, contracts and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such adjusters, brokers or other insurers as the Mortgagee may nominate;

(vi) collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee reasonably thinks fit and to permit the brokers through whom collection or recovery is effected to charge the usual and customary brokerage therefor;

(vii) discharge, compound, release or compromise claims against the Owner concerning the Vessel that have given or may give rise to any Lien on the Vessel or that are or may be enforceable by proceedings against the Vessel;

(viii) take appropriate judicial, extra-judicial or administrative proceedings for the foreclosure of this Mortgage and/or for the enforcement of the rights of the Mortgagee hereunder or otherwise, recover judgment for any amount due on the Secured Obligations and collect the same out of any property of the Owner;

(ix) as permitted by the laws of the Republic of Panama and other applicable law, sell the Vessel at public auction, free from any claim of or by the Owner of any nature whatsoever by first giving notice of the time and place of sale with a general description of the Vessel in the following manner:

a. by publishing such notice for ten (10) consecutive days in a daily newspaper of general circulation published in New York City; and

b. if the place of sale should not be New York City, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

c. by sending a similar notice by telecopy confirmed by mail to the Owner at least twenty (20) days before the date of sale as permitted by the laws of the Republic of Panama and other applicable law.

Such sale of the Vessel may be held at such place and at such time as the Mortgagee in such notices may have specified, or such sale may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale and without further notice or publication the Mortgagee may make such sale at the time and place to which the same shall be so adjourned.  Such sale may be conducted without bringing the Vessel to the place designated for such sale and in such manner as the Mortgagee may deem advisable, and the Mortgagee or any holders of the Secured Obligations may become the purchaser(s) at such sale and shall have the right to a credit against the purchase price of any and all amounts due in respect of the Note, the Put Payment and/or any other Secured Obligations, as appropriate.  Any sale made in accordance with the provisions of this Section 7(b)(ix) shall be deemed made in a commercially reasonable manner insofar as the Owner is concerned;

(x) pending the sale of the Vessel (either directly or indirectly), as permitted by the laws of the Republic of Panama and other applicable law, manage, charter, lease, insure, maintain or repair the Vessel and employ, lay up, or stack the Vessel upon such terms, in such manner and for such period as the Mortgagee may reasonably deem expedient and for the purpose aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangements respecting the Vessel, their insurance, management, maintenance, operation, repair, classification and employment in all respects as if the Mortgagee were the owner of the Vessel but without any obligations to take any action with respect to the Vessel and without any responsibility for any loss thereby incurred;

(xi) recover from the Owner on demand any losses as may be incurred by the Mortgagee in the exercise of the power vested in the Mortgagee under this Section 7 with interest thereon at the Default Rate from the date when such losses were incurred by the Mortgagee until full payment is received; and

(xii) recover from the Owner on demand all expenses, payments and disbursements (including documented fees and expenses of outside counsel) incurred by the Mortgagee in the exercise by it of any of the powers vested in it hereunder, together with interest thereon at the Default Rate from the date when such expenses, payments or disbursements were incurred by it until indefeasible payment in full is received;

PROVIDED, ALWAYS, that any sale by the Mortgagee of the Vessel or any interest therein pursuant to this Section 7 shall operate to divest all right, title and interest of any nature whatsoever of the Owner, its successors and assigns, and all persons claiming by, through or under the Owner in or to the Vessel or such interest so sold and upon such sale the purchaser shall not be bound to see or inquire whether the power of sale of the Mortgagee has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt by the Mortgagee of the purchase money shall effectively discharge the purchaser, who shall not be concerned with the manner of application of the proceeds of the sale or be in any way answerable therefor.  The Owner hereby irrevocably appoints the Mortgagee the true and lawful attorney of the Owner, in its name and stead, to make all necessary transfers of the whole or any part of the Vessel in connection with a sale, use or other disposition of any of the Vessel pursuant to this Section 7, and for that purpose to execute all necessary instruments of assignment and transfer.  Nevertheless, the Owner shall, if so requested by the Mortgagee, ratify and confirm any sale, assignment, transfer or delivery pursuant to this Section 7 by executing and delivering such proper bill of sale, assignment, conveyance, instrument of transfer or other instrument as may be designated by the Mortgagee in such request.

8. Application of Moneys.  The proceeds of any sale made either under the power of sale hereby granted to the Mortgagee or under a judgment or decree in any judicial proceeding for the foreclosure of this Mortgage, or proceeds arising from the enforcement of any remedy granted to the Mortgagee hereunder, or any net earnings arising from the management, charter or other use of the Vessel by the Mortgagee under any of the powers herein granted, or the proceeds of any and all Insurances and any claims for damages on account of the Vessel or the Owner of any nature whatsoever, and any net Earnings of the Vessel from the operation of the Vessel by the Mortgagee under any of the powers herein granted or by law provided, or any Requisition Compensation, shall be applied to the payment of the Note, the Put Payment and the other Secured Obligations.

9. Delay and Cure.  No delay or omission of the Mortgagee to exercise any right or power vested in it under this Mortgage shall impair such right or power or be construed as a waiver thereof or as an acquiescence in any default by the Owner hereunder or under any other Loan Document, nor shall the acceptance by the Mortgagee of any payments concerning this Mortgage from any source be deemed a waiver hereunder.  However, if at any time after an Event of Default and before the actual sale of the Vessel by the Mortgagee or before any foreclosure proceedings, the Owner cures completely and promptly all Events of Default and pays promptly all expenses, advances and damages to the Mortgagee arising from such Events of Default, with interest at the Default Rate from the date when such expenses, advances and damages were incurred until full payment is received, then the Mortgagee may accept such cure and payment and restore the Owner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.

10. Delegation of Mortgagee’s Powers.  The Mortgagee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by this Mortgage (including the power vested in it by virtue of Section 12) in such manner and upon such terms and to such persons as the Mortgagee in its absolute discretion may think fit.

11. Owner’s Indemnity.  Without prejudice to any other rights and remedies of the Mortgagee arising under this Mortgage, the Owner hereby agrees and undertakes to indemnify the Mortgagee, and its successors and permitted assigns, from and against any and all obligations and liabilities whatsoever and whensoever incurred by the Mortgagee in good faith in the enforcement of the Mortgagee’s rights hereunder; provided that such indemnity shall not, as to the Mortgagee, be available to the extent that such obligations and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence, bad faith or willful conduct of the Mortgagee.  Notwithstanding anything to the contrary contained herein, the Mortgagee shall not be responsible for any loss or damage caused as a result of the exercise, or failure to do so, of any rights and/or remedies provided in this Mortgage (except to the extent such loss or damage are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence, bad faith or willful misconduct of the Mortgagee).

12. Mortgagee Appointed Attorney-in-Fact; Authority to Act.

(a) The Owner hereby irrevocably appoints the Mortgagee as its true and lawful attorney-in-fact (which appointment is coupled with an interest) for the duration of the term hereof, with full power to do in the name of the Owner or in the Mortgagee’s own name following the occurrence and during the continuance of an Event of Default, all acts that the Owner, or its successors or assigns, could do in relation to the Vessel, including, without limitation, to file any claims or to take any action or institute any proceedings that the Mortgagee may deem to be necessary or advisable in the premises to demand, collect, receive, compromise, settle and sue for (insofar as the Mortgagee lawfully may), all Earnings of the Vessel and all amounts due from underwriters under the Insurances as payment for losses or as return of premiums or otherwise, salvage awards and recoveries, in general average or otherwise, and all other sums due or to become due to the Owner or with respect to the Vessel, and to make, give and execute in the name of the Owner acquittance, receipts, releases, or other discharges for the same, whether under seal or otherwise, to take possession of, sell or otherwise dispose of or manage or employ the Vessel, to execute and deliver charters and bills of sale for the Vessel, and to endorse and accept in the name of the Owner all checks, notes, drafts, warrants, agreements and all other instruments in writing with respect to the foregoing, to take any action and execute any instruments, which the Mortgagee may deem reasonably necessary or advisable to accomplish the purposes hereof.

(b) The exercise by or on behalf of the Mortgagee of the power granted in this Section 11 shall not require any person dealing with the Mortgagee to conduct any inquiry as to whether any Event of Default has occurred and is continuing, nor shall such person be in any way affected by notice that any Event of Default has not occurred nor is continuing, and the exercise by the Mortgagee of such power shall, with regard to such person only, be conclusive evidence of the Mortgagee’s right to exercise the same.

13. Arrest by a Third Party.  If the Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity or admiralty jurisdiction in any country of the world or by any government or other authority, and the Vessel shall not be released from arrest or detention within fifteen (15) days from the date of arrest or detention, the Owner hereby authorizes the Mortgagee, in the name of the Owner, to apply for and receive possession of and to take possession of the Vessel with all of the rights and powers that the Owner might have, possess and exercise in any such event.  This authorization is irrevocable and coupled with an interest.

14. Jurisdiction.  The Mortgagee shall have the right to commence proceedings in the courts of any country having jurisdiction over the Vessel. In particular, the Mortgagee shall have the right to arrest and take action against the Vessel at whatever place or places the Vessel shall be found lying before such courts or other competent judicial authority having jurisdiction over the Vessel.  The Owner agrees that for the purpose of proceedings against the Vessel, any writ, notice, judgment or other legal process or documents may be served upon the Master of the Vessel (or upon anyone acting as the Master) and that such service shall be deemed good service on the Owner for all purposes.

15. Concerning the Mortgagee.  (a) The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action, in accordance with this Mortgage and the other Loan Documents. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  The Mortgagee may assign its rights under this Mortgage and the other Loan Documents and any other rights hereto and thereto without the consent of the Owner.  Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the assigning Mortgagee under this Mortgage, and the assigning Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage.  After any assigning Mortgagee’s resignation, the provisions of Article V of the Purchase Agreement and any comparable provisions in this Mortgage shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.  The Owner shall execute and deliver such amendments or supplements to this Mortgage in such form and substance as may be reasonably necessary in the opinion of its counsel to reflect the appointment of the successor Mortgagee, and the reasonably documented, out-of-pocket expenses relating to the foregoing shall become an obligation secured by this Mortgage.

(b) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it in good faith.

16. Severability of Provisions.  Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.  In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the mortgage herein contained is either wholly or partly defective, the Owner hereby undertakes to furnish the Mortgagee with an alternative mortgage or alternative security and/or to do all such other acts as, in the reasonable opinion of the Mortgagee, shall be required in order to ensure and give effect to the full intent of this Mortgage.

17. Further Assurance. The Owner hereby further undertakes at its own expense to execute, sign, perfect, do and (if required), register every such further assurance, document, act or thing reasonably necessary or advisable for the purpose of maintaining or perfecting or exercising the security constituted by this Mortgage.

18. Cumulative Remedies. Each and every power and remedy in this Mortgage specifically given to the Mortgagee shall be in addition to every other power and remedy herein specifically given or now or hereafter existing at law, in equity, admiralty, or by statute, and each and every power and remedy, whether specifically in this Mortgage given or otherwise existing, may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the commencement of the exercise of any such power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy under this Mortgage.

19. Amount of Mortgage.  The maximum principal amount secured by this Mortgage at any time is Two Million Nine Hundred Fifty-Eight Thousand Three Hundred Thirty-Three and 30/100 United States Dollars (US$2,958,333.30) (which is the maximum principal amount that may be outstanding at any time under the Note plus the amount of the Put Payment (as such term is defined in the Purchase Agreement) due pursuant to the Purchase Agreement).  In addition to principal, this Mortgage also secures interest, fees, costs and expenses of collection and other sums which are deemed to be secured by the relevant laws of the Republic of Panama as provided in this Mortgage and the other Loan Documents.  The principal amount plus all outstanding interest due and owing under the Note shall be paid in full on the Maturity Date (the earlier of November 9, 2012 and the date all obligations and indebtedness under the Note and the other Loan Documents are accelerated).

20. Preferred Status.  Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the priority status of this Mortgage under the Panamanian Maritime Laws or under the corresponding provisions of any other jurisdiction in which it is sought to be enforced and that, if any provision or portion of this Mortgage shall be construed to waive its preferred status, then such provision or portion to such extent shall be void and of no effect.

21. Notices.  Unless otherwise provided herein or in the Purchase Agreement, any notice or other communication herein required or permitted to be given hereunder shall be given in the manner and become effective as set forth in the Purchase Agreement, as to the Owner, addressed to it at the address of the Owner (identified as the Shipowner in the Purchase Agreement), set forth in the Purchase Agreement, and as to the Mortgagee, addressed to it at the address of the Mortgagee (identified as the Investor in the Purchase Agreement) set forth in the Purchase Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 20.

22. Parties Bound.  All the covenants, promises, stipulations and agreements of the Owner and all the rights and remedies of the Mortgagee contained in this Mortgage shall bind the Owner, its successors and assigns, and shall inure to the benefit of the Mortgagee, its successors and permitted assigns, whether or not so expressed.

23. Expenses.  The Owner shall reimburse the Mortgagee for all reasonably documented, out-of-pocket costs and expenses, which the Mortgagee may from time to time incur, lay out or expend, together with interest thereon at the Default Rate in insuring the Vessel, discharging Liens, paying taxes, dues, assessments, governmental charges, fines and penalties that may be lawfully imposed, making repairs or in performing any other duty that the Owner is obligated to perform hereunder, but otherwise fails to perform.  The obligation to reimburse the Mortgagee for such costs and expenses shall be a Secured Obligation due from the Owner, secured by this Mortgage, and shall be payable by the Owner on demand.  The Mortgagee, though privileged so to do, shall be under no obligation to make any such expenditures, nor shall the making thereof relieve the Owner of any default in that respect.

24. Rights of Owner.  Unless and until one or more Events of Default shall have occurred under any of the Loan Documents shall have occurred and be continuing and the Mortgagee shall have exercised any of its remedies under this Mortgage, the Owner shall (a) be permitted to retain possession and use of the Vessel, and to lease, charter, sublease or subcharter the Vessel and take any other actions in respect of the Vessel as and to the extent permitted by the Loan Documents, and (b) have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the Lien hereof, any engines, boilers, machinery, bowsprits, masts, spars, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, tools, pumps or equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, after first or simultaneously replacing the same with new engines, boilers, machinery, bowsprits, masts, spars, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, tools, pumps or equipment, or other appurtenances of substantially equal value as reasonably determined by the Owner, which shall forthwith become subject to the Lien of this Mortgage.

25. Waiver; Amendment.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Owner therefrom, shall be effective unless in writing and signed by the Mortgagee.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Owner from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Mortgage or any other document evidencing Secured Obligations, no notice to or demand on the Owner in any case shall entitle the Owner to any other or further notice or demand in similar or other circumstances.

26. Governing Law.  This Mortgage shall be governed by, and construed in accordance with, the laws of the Republic of Panama.

27. Headings.  Clause and Section headings used herein are for convenience of reference only, are not part of this Mortgage and shall not affect the construction of, or be taken into consideration in interpreting, this Mortgage.

28. Power of Attorney to Record the Mortgage.  The parties hereto hereby confer a special power of attorney with the right of substitution upon any member of the law firm of ________________________, empowering each of them to take all necessary steps to record this instrument of Mortgage in the appropriate registries of the Republic of Panama.

29. Obligations Absolute.  All obligations of the Owner hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Company;

(b) any lack of validity or enforceability of the Note or the Purchase Agreement, or any other agreement or instrument relating thereto;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, any Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 24 hereof; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Owner (other than payment or performance of such obligations in full in accordance with this Mortgage and the other Loan Documents).

[Signature page follows.]

IN WITNESS WHEREOF, the Owner has caused this First Priority Naval Mortgage to be duly executed by its duly authorized representative on the date indicated in the below notarial acknowledgement, to be effective as of November 9, 2011.

ISLAND BREEZE INTERNATIONAL,
as Owner

By:__________________________________
Name:  _______________________________
Title:    Attorney-in-Fact

NOTARIAL ACKNOWLEDGEMENT

REPUBLIC OF PANAMA

CITY OF PANAMA

On November 9, 2011, before me personally came and appeared ________________, to me known, and known to me to be the person who executed the foregoing First Priority Naval Mortgage, who, being by me duly sworn, did depose and say she/he is the Attorney-in-Fact of Island Breeze International, the Cayman Islands exempt company described in and which executed the foregoing First Priority Naval Mortgage; that s/he signed her/his name thereto pursuant to authority granted to her/him by Island Breeze International by a Power of Attorney dated November 3, 2011; and she/he produced to me sufficient proof to the effect that she/he executed such First Priority Naval Mortgage having been duly authorized by such company; and that the same is the free and voluntary act and deed of such company and of herself/himself as the Attorney-in-Fact thereof, for the uses and purposes therein expressed.

Notary Public

[SEAL]

My commission expires:                                                                           .

Signature Page – Panamanian First Priority Naval Mortgage for ISLAND BREEZE

ACCEPTANCE OF MORTGAGE

________________ hereby accepts the annexed First Priority Naval Mortgage, dated as of November 9, 2011 (the “Mortgage”), executed in its favor by ISLAND BREEZE INTERNATIONAL, covering the Panamanian-flag vessel named ISLAND BREEZE, with provisional patente number 35375-PEXT, and hereby accepts the Mortgage in all respects and agrees to all terms and conditions of the Mortgage.

IN WITNESS WHEREOF, ________________ has caused this Acceptance of Mortgage to be duly executed by its duly authorized representative on the date indicated in the below notarial acknowledgement, to be effective as of November 9, 2011.

_____________________
as Mortgagee

By:__________________________________
Name:  _______________________________
Title:   Attorney-in-Fact

NOTARIAL ACKNOWLEDGEMENT

REPUBLIC OF PANAMA

CITY OF PANAMA

On November 9, 2011, before me personally came and appeared _______________, to me known, and known to me to be the person who executed and accepted the foregoing First Priority Naval Mortgage, who, being by me duly sworn, did depose and say she/he is the Attorney-in-Fact of ____________________ and which executed and accepted the foregoing First Priority Naval Mortgage; that she/he signed her/his name thereto pursuant to authority granted to her/him by ______________ by a Power of Attorney dated November 3, 2011; and she/he produced to me sufficient proof to the effect that s/he executed such acceptance of such First Priority Naval Mortgage having been duly authorized by such company; and that the same is the free and voluntary act and deed of such company and of herself/himself as the Attorney-in-Fact thereof, for the uses and purposes therein expressed.

Notary Public

[SEAL]

My commission expires:                                                                           .

Signature Page – Panamanian First Priority Naval Mortgage for ISLAND BREEZE

EXHIBIT A

SENIOR SECURED PROMISSORY NOTE

EXHIBIT B

SECURITIES PURCHASE AGREEMENT